April 20, 1995


BY FEDERAL EXPRESS

Mr. David Oldam
Prudential Investments Advisors
751 Broad Street, Fifth Floor
Newark, New Jersey 07101

           Re:   Sonat Inc. 1995 Annual Meeting

Dear David:

     Enclosed are Sonat's Annual Report, Proxy Statement and proxy card for our 1995 Annual Meeting.

     As Warren Spitz and I discussed, some of our shareholders have expressed concern that Sections 4.3 and
4.4 of the Plan could enable the Executive Compensation
Committee to "reprice" an existing stock option. I have spoken to Ron Kuehn, Sonat's Chairman and CEO, about this issue, and he has emphasized his personal opposition to option repricing, and feels that the Compensation Committee and the entire Board share that view.

     We would appreciate it if you could vote in favor of the Executive Award Plan proposal. In order to secure your support, Ron will ask the Board, at its April 27 meeting (after the shareholders' meeting), to revise the Plan to prohibit amending any then-outstanding option in order to reduce the option's exercise price (except if the amendment is made necessary by a stock split or other change in the Company's capitalization), and to prohibit cancelling an option and replacing it with an option with a lower exercise price. Ron and I believe that this amendment will have the Board's complete support.

     If you have any questions, or if you would like to discuss this matter further, please give me a call.

                           Very truly yours,


                           Thomas W. Barker, Jr.